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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549

                                       FORM N-8A

                             NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the
             Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
             _____________________________________________________________

             Name:  Kemper Aggressive Growth Fund

             Address of Principal Business Office: (No. & Street, City, State, Zip Code)

                    120 South LaSalle Street
                    Chicago, Illinois  60603

             Telephone Number (including area code):   (312) 781-1121

             Name and address of agent for service of process:

                    Philip J. Collora
                    Secretary
                    120 South LaSalle Street
                    Chicago, Illinois  60603

             Check Appropriate Box:

             Registrant is filing a Registration Statement pursuant to
             Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES   /x/     NO   / /
             _____________________________________________________________

                  Pursuant to the requirements of the Investment Company
             Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 7th day of October, 1996.

                               Signature:  KEMPER AGGRESSIVE GROWTH FUND


                               By:  /s/ Stephen B. Timbers
                                  --------------------------------------
                                      Stephen B. Timbers, President


             Attest:  /s/ Philip J. Collora
                    ------------------------------
                      Philip J. Collora, Secretary